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As filed with the Securities and Exchange Commission on June 22, 2004

Registration No. 333-113825

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 5
TO
FORM S-11
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MortgageIT Holdings, Inc.
 (Exact name of registrant as specified in governing instruments)

33 Maiden Lane
New York, NY 10038
(212) 651-7700
(Address, including zip code, and
telephone number, including area code, of
registrant's principal executive offices)

Doug W. Naidus
Chief Executive Officer
33 Maiden Lane
New York, NY 10038
(212) 651-7700
(Name, address, including zip code, and
telephone number, including area code,
of agent for service)

Copies to:
Norman B. Antin, Esq. Jeffrey D. Haas, Esq. Patton Boggs LLP 2550 M Street, NW Washington, DC 20037 (202) 457-6000	Jay L. Bernstein, Esq. Kathleen L. Werner, Esq. Clifford Chance US LLP 200 Park Avenue New York, New York 10166 (212) 878-8000

  Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    / /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    / /

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    / /

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    / /

Part II.

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses payable by the Registrant in connection with the issuance and distribution of the common stock being registered. All amounts are estimates.

SEC Registration Fee	$31,675
NASD Filing Fee	25,500
NYSE Listing Fee	175,000
Accounting Fees and Expenses	150,000
Legal Fees and Expenses	750,000
Transfer Agent and Registrar Fees	15,000
Printing Expenses	350,000
Miscellaneous	50,000

Total	$1,547,175

Item 32. Sales to Special Parties

Not Applicable.

Item 33. Recent Sales of Unregistered Securities

Except for the sale of 1,000 shares to Doug W. Naidus, our chief executive officer, at an aggregate price of $10.00 in connection with the Registrant's formation on March 17, 2004, there have been no sales of unregistered securities by the Registrant in the last three years. These 1,000 shares will be redeemed for the same price as the purchase price immediately before the completion of the Registrant's initial public offering.

Item 34. Indemnification of Directors and Officers

The articles of incorporation and bylaws of the Registrant provide that the Registrant shall indemnify its directors, officers and certain other parties to the fullest extent permitted from time to time by the Maryland General Corporation Law (the "MGCL"). The MGCL permits a corporation to indemnify its directors, officers and certain other parties against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service to or at the request of the Registrant, unless it is established that the act or omission of the indemnified party was material to the matter giving rise to the proceeding and (1) the act or omission was committed in bad faith or was the result of active and deliberate dishonesty, or (2) in the case of any criminal proceeding, the indemnified party had reasonable cause to believe that the act or omission was unlawful.

Our articles of incorporation and bylaws provide for indemnification of our officers and directors against liabilities to the fullest extent permitted by the MGCL.

The MGCL requires a corporation (unless its articles of incorporation provide otherwise, which our company's articles of incorporation does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that:

–>
an act or omission of the director or officer was material to the matter giving rise to the proceeding and:

–>
was committed in bad faith;

–>
was the result of active and deliberate dishonesty;

–>
the director or officer actually received an improper personal benefit in money, property or services; or

–>
in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of:

–>
a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation; and

–>
a written undertaking by the director or on the director's behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director did not meet the standard of conduct.

The MGCL permits a Maryland corporation to include in its articles of incorporation a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our articles of incorporation contain such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

Our bylaws obligate us, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

–>
any present or former director or officer who is made a party to the proceeding by reason of his or her service in that capacity; or

–>
any individual who, while a director or officer of our company and at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, trustee, officer, partner or trustee of such corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his or her service in that capacity.

Our articles of incorporation and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of our company or a predecessor of our company.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that in the opinion of the Securities and Exchange Commission, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 35. Treatment of Proceeds from Stock Being Registered

Not Applicable.

Item 36. Financial Statements and Exhibits

  (1)
  Financial Statements.

            Financial statements are included.

  (2)
  Exhibits:

Exhibit Number		Description
1.1	**	Form of Underwriting Agreement
2.1	**	Agreement and Plan of Reorganization by and among MortgageIT, Inc., MortgageIT Holdings, Inc. and MIT Acquisition Corp., dated as of March 22, 2004
3.1	**	Proposed Articles of Amendment and Restatement of MortgageIT Holdings, Inc.
3.2	**	Bylaws of MortgageIT Holdings, Inc.
4.1	**	Form of Stock Certificate
5.1	**	Opinion of Patton Boggs LLP as to the legality of the securities being registered by MortgageIT Holdings, Inc.
8.1	**	Opinion of Patton Boggs LLP regarding certain material tax issues relating to MortgageIT Holdings, Inc.
10.1	**	Warehousing Credit and Security Agreement between MortgageIT, Inc. and Residential Funding Corporation, dated as of August 1, 2003
10.2 +	**	Master Repurchase Agreement between MortgageIT, Inc. and Merrill Lynch Commercial Finance Corp., dated as of June 20, 2003
10.3	**	Custodial Agreement among Merrill Lynch Commercial Finance Corp., MortgageIT, Inc. and Deutsche Bank National Trust Company, dated as of June 20, 2003
10.4	**	Amended and Restated Mortgage Loan Purchase Agreement between UBS Warburg Real Estate Securities Inc. and MortgageIT, Inc., dated as of January 10, 2003
10.5	**	Amended and Restated Mortgage Loan Repurchase Agreement between UBS Warburg Real Estate Securities, Inc. and MortgageIT, Inc., dated as of January 10, 2003
10.6	**	Amended and Restated Mortgage Loan Custodial Agreement among UBS Warburg Real Estate Securities, Inc., MortgageIT, Inc. and JPMorgan Chase Bank, dated January 10, 2003
10.7	**	Custodial Agreement among UBS Warburg Real Estate Securities, Inc., Federal National Mortgage Association and MortgageIT, Inc., dated December 1, 2003
10.8	**	Mortgage Loan Participation Agreement between UBS Warburg Real Estate Securities, Inc. and MortgageIT, Inc., dated December 1, 2003
10.9	**	Form of MortgageIT Holdings, Inc. 2004 Long-Term Incentive Plan

10.10	**	Employment Agreement between Doug W. Naidus and MortgageIT Holdings, Inc. and MortgageIT, Inc.(1)
10.11	**	Note Purchase Agreement by and among MortgageIT, Inc. and Technology Investment Capital Corp., dated as of March 29, 2004
10.12	**	Loan Servicing Agreement between MortgageIT, Inc. and GMAC Mortgage Corporation, dated September 26, 2003
10.13	**	First Amendment to Loan Servicing Agreement between MortgageIT, Inc. and GMAC Mortgage Corporation, dated April 14, 2004
21.0	**	List of Subsidiaries of MortgageIT Holdings, Inc.
23.1	**	Consent of BDO Seidman, LLP
23.2	**	Consent of Patton Boggs LLP (contained in its opinions filed herewith as Exhibits 5.1 and 8.1 and incorporated herein by reference)
24.0	**	Power of Attorney (included on the signature page of the Registration Statement)

**
Previously filed

+
Confidential treatment has been granted by the Securities and Exchange Commission with respect to portions of the document

(1)
MortgageIT Holdings, Inc. also intends to enter into similar employment agreements with its other executive officers.

Item 37. Undertakings

The undersigned Registrant undertakes as follows:

        (1)   For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2)   For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time may be deemed to be the initial bona fide offering thereof.

        (4)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (5)   That, for purposes of determining any liability under the Securities Act of 1933, each such filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement related to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (6)   To provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

        (7)   Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any such action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Pre-Effective Amendment No. 5 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on June 22, 2004.

MORTGAGEIT HOLDINGS, INC.
By:	/s/ DOUG W. NAIDUS Name: Doug W. Naidus Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 5 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ DOUG W. NAIDUS Doug W. Naidus	Chief Executive Officer (Principal Executive Officer)	June 22, 2004
/s/ DONALD EPSTEIN Donald Epstein	Chief Financial Officer (Principal Financial and Accounting Officer)	June 22, 2004
/s/ FRED A. ASSENHEIMER * Fred A. Assenheimer	Director	June 22, 2004
/s/ WILLIAM COLLINS * William Collins	Director	June 22, 2004
/s/ MICHAEL GARIN * Michael Garin	Director	June 22, 2004
/s/ MICHAEL J. MAROCCO * Michael J. Marocco	Director	June 22, 2004
/s/ NANCY MCKINSTRY * Nancy McKinstry	Director	June 22, 2004
/s/ MARK C. PAPPAS * Mark C. Pappas	Director	June 22, 2004
/s/ TIMOTHY SCHANTZ * Timothy Schantz	Director	June 22, 2004

*
By Doug W. Naidus pursuant to a power of attorney.

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  Part II.
  Signatures